Exhibit 5.1

Ryan Sansom

+1 617 937 2335

rsansom@cooley.com

November 17, 2022

Acrivon Therapeutics, Inc.

480 Arsenal Way, Suite 100

Watertown, Massachusetts 02472

Ladies and Gentlemen:

We have acted as counsel to Acrivon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,821,723 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (a) 2,148,679 shares of Common Stock issuable pursuant to the Company’s 2019 Stock Incentive Plan (as amended, the “Existing Plan”), (b) 3,458,044 shares of Common Stock issuable pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 EIP”) and (c) 215,000 shares of Common Stock issuable pursuant to the Company’s 2022 Employee Stock Purchase Plan (together with the Existing Plan and the 2022 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the forms of the Company’s certificate of incorporation and bylaws, each of which is to be in effect in connection with the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement (No. 333-267911) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    500 Boylston St    Boston, MS    02116-3736

t: +1 617 937 2300 f: +1 617 937 2400 cooley.com

Acrivon Therapeutics, Inc.

November 17, 2022

Page Two

Sincerely,

Cooley LLP

By:	/s/ Ryan Sansom
Ryan Sansom

Cooley LLP    500 Boylston St    Boston, MS    02116-3736

t: +1 617 937 2300 f: +1 617 937 2400 cooley.com